Exhibit 10.15

OFFICE AGREEMENT

Certain information in this document, marked by brackets, has been excluded pursuant to
Item 601(b)(10)(iv) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

This Office Agreement (“Agreement”) is made this ______________ day of ______________ (“Effective Date”) by and between Blade herein called “OCCUPANT”) and White Plains Aviation Partners LLC d/b/a Million Air (herein called “LESSOR”).

WITNESSETH

In consideration of the rent and the mutual covenants contained herein, and expressly subject to the terms, provisions and restrictions contained within LESSOR’s lease agreement with Westchester County, LESSOR has let and demised and, by these presents, does hereby lease and demise unto OCCUPANT and OCCUPANT does hereby rent and take from LESSOR the SPACE described in Section I below, TO HAVE AND TO HOLD the same for the term herein provided, subject to all the following terms and provisions.

Section 1:     IDENTIFICATION, DELIVERY, AND USE OF SPACE

LESSOR hereby authorizes OCCUPANT to use the SPACE below at Westchester County Airport, County of Westchester, White Plains, New York (herein called “The Airport”). The SPACE for the operation of OCCUPANT is as follows:

Office Space located in Hangar M Building, consisting of approximately 860 square feet.

The SPACE shall be delivered vacant and any related storage costs shall be the sole responsibility of LESSOR.

OCCUPANT may decorate and furnish the SPACE at the OCCUPANT’S sole expense provided that such decorations and furnishings are approved by LESSOR. Such approval shall not be unreasonably withheld.

OCCUPANT shall be permitted to display directional signage to the SPACE at or near the public entranceway of the Million Air facility.

Section 2:     COMMON AREAS

In addition to the SPACE identified and described herein above, OCCUPANT shall have access to and the right to use common areas within Hangar M Building, including hallways and restrooms.

Ramp access to aircraft for OCCUPANT will be a designated pathway through Hangar M. All passengers must be escorted to/from the aircraft.

Passenger vehicle valet parking is available at the rate of $25.00 per vehicle, billed directly to the driver.

Page 1 of 12	Lessee Initial / Date LRF	Occupied Initial / Date MT 9/12/18

Section 3:     TERM

The term of this Agreement shall be for [***], beginning on the [***], and ending on the [***] (“Initial Term”). The Term of this Agreement shall not extend beyond the term of LESSORS lease Agreement with Westchester County Airport.

Section 4:     RENT

OCCUPANT agrees to pay the amount of [***] per month as rent, for the use of the identified Space, payable in advance on the first day of each month (“Rent”). Not less than sixty (60) days before the expiration of the initial Term, LESSOR shall provide OCCUPANT with written notice of the amount of Rent for the SPACE for the Renewal Term. The existence and amount of any increase in Rent in the Renewal Term shall be solely within the discretion of LESSOR, at the then existing Market Rates for space of such quality. Any undisputed Rent payment overdue for more than 30 days shall bear interest at the rate of one and one-half percent per month or the highest legal rate available in the State of New York, whichever is higher. In the event OCCUPANT has not paid the Rent within five (5) days of the due date, LESSOR reserves the right to charge a late fee of $35.00. In the event that LESSOR is required to initiate any collection activities to collect any unpaid rent by the OCCUPANT, then the OCCUPANT shall pay all of LESSOR expenses in connection therewith, including LESSOR’S reasonable attorney’s fees.

Section 5:     SECURITY DEPOSIT

Upon execution of this Agreement, OCCUPANT shall deposit with LESSOR a sum equal to a minimum of two (2) months’ Rent as a security deposit (“SECURITY”) for the performance by OCCUPANT of the terms of this Agreement. LESSOR may use, apply, or retain the whole or any part of SECURITY so deposited for the payment of any Rent or other sum as to which OCCUPANT is in default or which LESSOR may expend or may he required to expend by reason of OCCUPANT’S default under this Agreement. In the event OCCUPANT has complied with all of the terms of this Agreement, SECURITY shall be returned promptly to OCCUPANT after the date fixed as the end of this Agreement and after return of possession of SPACE to LESSOR. LESSOR shall hold SECURITY in accordance with applicable law, and, if so permitted by law, LESSOR shall have the right to commingle SECURITY with LESSOR’s funds, to invest that amount and to retain any investment earnings as LESSOR’S sole property.

Section 6:     USE OF PREMISES

The SPACE described herein is solely for the purpose of passenger waiting areas and administrative duties. Under no circumstances shall OCCUPANT engage in aircraft heavy maintenance, fueling or defueling, aircraft sales, or aircraft washing (except for spot cleaning), nor shall anyone other than LESSOR perform such activities without the written permission of LESSOR. Such permission, if given, shall be on an exceptional basis and shall not be construed to mean such activities shall be permitted to continue as a normal operating routine. The OCCUPANT has reasonably necessary rights to access across LESSOR’S adjoining area.

Page 2 of 12	Lessee Initial / Date LRF	Occupied Initial / Date MT 9/12/18

Section 7:     ANNUAL FUEL PURCHASE PROGRAM

OCCUPANT operator agrees to purchase all fuel from LESSOR, while at the Westchester County Airport.

If the Renewal Term is exercised by OCCUPANT, eligibility to participate in the Annual Fuel Purchase Program will continue during the Renewal Tern at the then-existing rate for valued OCCUPANTS.

OCCUPANT’s operator shall maintain a valid credit card on file at all times during the term of the LEASE for the payment of all FBO services, including purchase of fuel.

OCCUPANT shall maintain a valid credit card on file at all times during the term of the LEASE for the payment of rents and other services.

Section 8:     LEGAL COMPLIANCE

a.     Subject to Section 6 above, OCCUPANT may not use or permit any part of the SPACE to be used for (1) any activity which is a nuisance or is offensive, noisy, or dangerous; (2) any activity that interferes with any other tenant’s normal business operations or Landlord’s management of the SPACE; (3) any activity that violates any applicable law, regulation, zoning ordinance, governmental order, Landlord rule, or this Agreement.

b.     “Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, solvent, or oil as defined by any federal, state, or local environmental law, regulation, ordinance or rule existing as of the date of this Lease or later enacted.

c.     OCCUPANT shall not use, generate, store, or dispose of, or permit the use, generation, storage, or disposal of Hazardous Materials on or about the Leased Premises or Building except in a manner and quantity necessary for the ordinary performance of OCCUPANT’S business, and then in compliance with all applicable laws. If OCCUPANT breaches its obligations under this subparagraph, LESSOR may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from OCCUPANT’S use, generation, storage, or disposal of Hazardous Materials. OCCUPANT SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS LESSOR AND ITS REPRESENTATIVES AND AGENTS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, CAUSES OF ACTION, SUITS, JUDGMENTS, DAMAGES, AND EXPENSES (INCLUDING REASONABLE ATTORNEY’S FEES AND COST OF CLEAN UP AND REMEDIATION) ARISING FROM OCCUPANT’S FAILURE TO COMPLY WITH THE PROVISIONS OF THIS SUBPARAGRAPH. This indemnity provision shall survive the termination or expiration of this Agreement.

Page 3 of 12	Lessee Initial / Date LRF	Occupied Initial / Date MT 9/12/18

d.     LESSOR SHALL DEFEND, INDEMNIFY, AND HOLD HARMLESS OCCUPANT AND ITS REPRESENTATIVES AND AGENTS FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, CAUSES OF ACTION, SUITS, JUDGMENTS, DAMAGES, AND EXPENSES (INCLUDING REASONABLE ATTORNEY’S FEES AND COST OF CLEAN UP AND REMEDIATION) ARISING FROM CONTAMINATION RESULTING FROM THE USE, GENERATION, STORAGE, OR DISPOSAL OF HAZARDOUS MATERIALS IN THE SPACE THAT OCCURRED BEFORE THE EFFECTIVE DATE OF THIS AGREEMENT.

Section 9:     MAINTAINING SPACE

During the Term, LESSOR shall maintain the SPACE and appurtenances in good repair and tenantable condition, including, but not limited to, the maintenance and repair of the plumbing, heating, electrical, air conditioning and ventilating equipment and fixtures to the end that all such facilities are kept in good operative condition except in case of damage arising from a willful or negligent act of the OCCUPANT’S agent, invitee, or employee.

Section 10:   RIGHTS OF INGRESS AND EGRESS

To the extent permitted by the rules and regulations of the Airport, OCCUPANT shall have at all times the right of ingress to and egress from the SPACE. To ensure this right, LESSOR shall make all reasonable efforts to keep adjacent areas to the SPACE free and clear of all hazards and obstructions, natural or manmade.

Section 11:   INSURANCE

OCCUPANT shall, at its sole cost and expense, procure and maintain through the term of this Agreement a policy or policies of insurance insuring OCCUPANT against any and all liability for injury to or death of a person or persons and for damage to or destruction of property occasioned by or arising out of or in connection with the use or occupancy of the SPACE (including the contractual liability of OCCUPANT to indemnify LESSOR contained herein), the limits of such policy or policies to be as follows:

a.      Workers Compensation (statutory limits) and Employer’s Liability Insurance as required by law with a limit of $1,000,000.00 per occurrence.

The limits and type of insurance required above may be furnished through one or more primary and/or umbrella policies. OCCUPANT hereby agrees to maintain endorsements on its liability insurance policies to provide coverage for the obligations assumed by OCCUPANT pursuant to this Agreement subject to the indemnity obligations herein. OCCUPANT’S insurance policy or policies shall contain a provision whereby OCCUPANT’S insurer waives any right of subrogation against LESSOR, its agents, employees and its affiliated or subsidiary companies subject to the indemnity obligations herein. LESSOR, its agents, employees and its affiliated or subsidiary companies shall be named as additional insured and shall provide that LESSOR must receive at least ten (10) days prior written notice of any cancellation of OCCUPANT’S insurance coverage. Prior to commencement of this Agreement, OCCUPANT shall deliver to LESSOR certificates or binders evidencing the existence of the insurance required herein, and renewals thereof as required shall be delivered to LESSOR at least (30) days prior to expiration of the respective policy terms. If OCCUPANT shall fail to comply with the foregoing requirements relating to insurance, LESSOR may obtain such insurance and OCCUPANT shall pay to LESSOR in demand as additional Rental the premium cost thereof plus interest at the maximum contractual rate which could legally be charged in the event of a loan of such payment to OCCUPANT, such interest to accrue continuously from the date of payment by LESSOR until repaid by OCCUPANT.

Page 4 of 12	Lessee Initial / Date LRF	Occupied Initial / Date MT 9/12/18

For the avoidance of doubt, LESSOR does not and will not procure or maintain any policy or policies of insurance that insure OCCUPANT’S contents in the SPACE. No property coverage contained in any of LESSOR’S policies of insurance is or will be payable to OCCUPANT. The SPACE is provided on an as-is basis, and OCCUPANT is solely responsible for procuring and maintaining insurance for OCCUPANT’S property contained within the SPACE.

Section 12:   CASUALTY; INDEMNITY; FORCE MAJEURE

In the event the SPACE or the means of access thereto shall be damaged by fire or other casualty, both LESSOR and OCCUPANT shalt have the option to terminate this Agreement upon written notice to the other party. Upon termination, OCCUPANT shall have no further obligation to pay any Rent under this Agreement. If neither Party terminates this Agreement and LESSOR elects to repair the SPACE, LESSOR shall, at LESSOR’s expense, repair the damage to the SPACE, excluding the damage to OCCUPANT’s work or property. Until the repairs to be performed by LESSOR are substantially completed, the Rent shall he reduced in proportion to the area of the SPACE which OCCUPANT shall not have reasonable access or which is unusable by OCCUPANT for the reasonable conduct of OCCUPANT’s normal business in the SPACE. LESSOR and OCCUPANT mutually agree to release, indemnify and hold one another, and all their respective officers, directors, employees and agents, harmless from and against any and all liabilities, damages, delays, losses, claims or judgments of any kind whatsoever, including all costs, attorneys’ fees, and expenses incidental thereto, which may be suffered by, or charged to, one another by reason of any loss or damage to any property or injury to or death of any person arising out of or by reason of any breach, violation, negligent performance, or non-performance by one another’s servants, employees or !agents of any covenant, obligation or condition of this Agreement or by any act or failure to act of those persons. Neither Party shall he liable to the other Party for its failure to perform this Agreement or for any loss, injury, damage or delay of any nature whatsoever resulting therefrom caused by any act of God, fire, flood, accident, strike, labor dispute, riot, insurrection, war or any other cause beyond that Party’s control. Except as otherwise provided herein, LESSOR shall not be liable to OCCUPANT for any loss, damage, destruction, theft, death or personal injury caused by or resulting from any act or omission of any co-licensee, transient or other occupant of LESSOR’S leased Premises at the Airport or by any owner or occupant of adjoining or contiguous property.

Section 13:   SUBLEASE; ASSIGNMENT

The SPACE hereby rented will not be subleased to others by the OCCUPANT, nor is the Agreement assignable by OCCUPANT.

Section 14:   TERMINATION

a.     Unless OCCUPANT validly exercises its option to renew this Agreement as set forth in Section 3 above, this Agreement shall terminate at the conclusion of the Initial Term. OCCUPANT shall have no holdover rights in the SPACE past the expiration of the Initial Term or Renewal Term as applicable. The OCCUPANT shall have its property removed from the SPACE on or before the expiration Initial Term or Renewal Term, as applicable. Otherwise, LESSOR is hereby specifically authorized to remove the property without further obligation to OCCUPANT and without liability for the property removed.

Page 5 of 12	Lessee Initial / Date LRF	Occupied Initial / Date MT 9/12/18

b.     In addition to OCCUPANT’s termination rights under Section 12, OCCUPANT may terminate this Agreement during the course of the term if (i) LESSOR fails to perform its obligations under Sections 9 and 10 and does not fix such compliance failure with ten (10) days after receipt of written notice of such compliance failure from OCCUPANT; (ii) the SPACE becomes unusable by OCCUPANT for the reasonable conduct of OCCUPANT’s business for a period greater than thirty (30) days due to any reason, including, without limitation, legislative or regulatory changes; or (iii) the Parties mutually agree to terminate this Agreement.

c.      In addition, LESSOR may terminate this Agreement during the course of the term upon the occurrence of any of the following, each of which shall constitute a material breach of the Agreement by OCCUPANT, and OCCUPANT’s failure to correct such compliance failure within ten (10) days after receipt of written notice of such compliance failure from LESSOR:

(i)	Rent is not paid by the 10th day of any month during the Term.

(ii)	Purchased fuel is not paid for at time of delivery by LESSOR.

(iii)	Projected fuel gallons are not met.

LESSOR shall provide OCCUPANT with written notification of any termination under this Section 14b. OCCUPANT shall have three (3) days from the date of such written notification to remove its property from the SPACE. Otherwise, LESSOR is hereby specifically authorized to remove the property without further obligation to OCCUPANT and without liability for the property removed.

d.     Except as otherwise provided in this Agreement, all fixtures, improvements, equipment and other property bought, installed, erected, or placed in the SPACE by OCCUPANT shall remain the property of OCCUPANT. OCCUPANT shall have the right to remove these fixtures, improvements, equipment and other property prior to the expiration or termination of this Agreement, however, OCCUPANT shall be responsible for any damage caused by such removal. Title to fixtures, improvements, equipment and other property not removed as of the expiration or termination of this agreement, shall vest in LESSOR.

Section 15:   LIMITATIONS

a.    The OCCUPANT agrees to abide by and comply with all present and future rules, regulations and orders of LESSOR and the Airport Authority affecting the control, operation, land use of the SPACE, and the Airport generally.

b.    The OCCUPANT acknowledges that neither LESSOR nor any agent or representative of LESSOR has made any representation, covenant, or warranty with respect to the condition of the SPACE or of the Airport.

Page 6 of 12	Lessee Initial / Date LRF	Occupied Initial / Date MT 9/12/18

Section 16:   UTILITIES

a.     All Utilities are included in the Rent.

b.     OCCUPANT shall comply with all rules and regulations, which Westchester County, LESSOR, any governmental agency or authority, or any utility company may establish for the use, proper functioning and protection of any such utility or service.

c.     Unless directly caused by gross negligence of LESSOR, LESSOR shall not be liable under any circumstances for loss or injury to property or persons occurring through, in connection with, or incidental to the furnishing of UTILITIES. LESSOR shall not be liable for any stoppage or interruption of UTILITIES caused by third parties or by acts of God, nor for needed repairs that LESSOR is unaware of, and no offset or deduction from rent shall occur by reason of such interruption.

Section 17:   GOVERNMENT REQUIREMENTS AND TAXES

a.     The OCCUPANT shall directly procure, at OCCUPANT’S expense, any and all licenses, permits or other authorizations from all governmental authorities, if any, having jurisdiction over the OCCUPANT’S Operations at the Airport and Leasehold which may be necessary for the OCCUPANT’S Operations thereat.

b.     The OCCUPANT shall pay directly any and all taxes (including Real Estate Taxes) which may be assessed, levied, exacted or imposed directly on OCCUPANT or indirectly on LESSOR by any government authority (including any local taxing authority) in conjunction with the OCCUPANT’S operations and leasehold, during OCCUPANT’S lease term.

c.     The OCCUPANT agrees to pay to the appropriate tax collection agency when due and payable all such taxes which may be levied and not in dispute. Failure to pay any such levy that has an impact on LESSOR’S leasehold with Westchester County Airport and which remains uncured, will be considered by LESSOR a default by OCCUPANT under this Agreement.

Section 18:   CONDUCT BY OCCUPANT

a.     In the event that the office facility, or any of the equipment affixed thereto or stored therein should be damaged as a result of any act of OCCUPANT, or its agents, servants, employees, invitees or contractors, OCCUPANT shall, upon demand, pay to LESSOR the cost of all required repairs, including structural repairs. LESSOR and OCCUPANT shall commit no act of waste and shall take good care of the office facility and the equipment affixed thereto and stored therein and shall, at its sole cost and expense in the use and occupancy of the office facility, conform to all laws, orders and regulations of all agencies having jurisdiction over the premises.

b.     OCCUPANT agrees that it shall not, without LESSOR’S prior written consent:

(i)	make any permanent alterations, additions or improvements in or about the office facility, or change locks or keys on any doors;

Page 7 of 12	Lessee Initial / Date LRF	Occupied Initial / Date MT 9/12/18

(ii)	do anything in or near the facility which will increase the rate of fire insurance on the office facility;

(iii)	permit the accumulation of waste or refuse matter in or near the office facility except in containers provided therefor;

(iv)	mortgage, pledge, assign or encumber this Agreement in whole or in part; or

(v)	sublease any portion of the SPACE or assign this Agreement.

Section 19:   NOTICE

All notices and other communications required or permitted under this Agreement shall be in writing and deemed delivered: (i) one day after deposit with any overnight mail service which maintains delivery records addressed as follows, or (ii) five days after being deposited into the United States Mail, postage prepaid and addressed as follows or (iii) upon email, telecopy or facsimile transmission to the number set forth below. In the event of telecopy or facsimile transmission the printed machine confirmation showing receipt at the numbers listed below shall be deemed prima facie proof of receipt:

To LESSOR:	To OCCUPANT:

White Plains Aviation Partners	Fly Blade, Inc.

136 Tower Road	499 East 34th Street

White Plains, NY 10604	New York, NY 10036

Attn: Lauren Rones-Payne	Attn: Melissa Tomkiel

lrones-payne@millionair.com	Email: melissa@flyblade.com

Fax: (866) 294-1673	Fax:

Section 20:   SEVERABILITY AND NON-WAIVER

If any part of this Agreement is for any reason found to be unenforceable, all other parts remain enforceable unless the result materially prejudices either party. If either Party fails to require the other to perform a term of this Agreement, that failure does not prevent the party from later enforcing that term and all other terms. If either Party waives the other’s breach of a term, that waiver does not waive a later breach of this Agreement.

Section 21:   DISCLAIMER OF LIABILITY

OCCUPANT HERBY DISCLAIMS, AND LESSOR HEREBY RELEASES OCCUPANT FROM ANY AND ALL LIABILITY WHETHER IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY AND NEGLIGENCE), FOR ANY LOSS, DAMAGE OR INJURY OF ANY NATURE WHATSOEVER SUSTAINED BY LESSOR, ITS EMPLOYEES, SUBLEASES, AGENTS OR INVITEES DURING THE TERM OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO LOSS, DAMAGE OR INJURY TO THE SPACE OR OTHER PROPERTY OF LESSOR UNLESS SUCH LOSS, DAMAGE, OR INJURY IS CAUSED BY OCCUPANT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE PARTIES HEREBY AGREE THAT UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, WHETHER IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY AND NEGLIGENCE), SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR OTHER DAMAGE RELATED TO THE LEASING OF THE HANGAR UNDER THIS AGREEMENT. IN NO EVENT WILL A PARTY’S LIABILITY TO THE OTHER PARTY EXCEED THE PROCEEDS AVAILABLE UNDER ANY APPLICABLE INSURANCE POLICIES COVERING SUCH LOSS, DAMAGE, OR INJURY.

Page 8 of 12	Lessee Initial / Date LRF	Occupied Initial / Date MT 9/12/18

Section 22:   GOVERNING LAW; WAIVER OF JURY TRIAL; JURISDICTION; FORUM SELECTION

a.     This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

b.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

c.     All Parties hereto consent to the jurisdiction of New York state courts, as the exclusive venue for any dispute arising from or related to this Agreement. All Parties waive and agree not to raise any defense that any such court is an improper or inconvenient forum, or any other defense related either to the jurisdiction of New York state courts or to the venue selected in this Agreement.

Section 23:   INTEGRATION

This Agreement constitutes the entire agreement between the Parties, and of its effective date supersedes all prior independent agreements between the Parties related to the leasing of the SPACE. Any change or modification hereof must be in writing signed by both Parties.

Section 24:   SUCCESSORS BOUND

This Agreement shall be binding and shall inure to the benefit of the heirs, legal representatives, successors and assigns of the parties hereto, to the extent this Agreement is assignable according to its terms.

Section 25:   NON-SOLICITATION OF EMPLOYEES

OCCUPANT, on behalf of itself and its representatives, agrees that it will not, during the Term of this Agreement and for one (1) year thereafter, for any reason whatsoever, directly or indirectly, individually or on behalf of persons not now parties to this Agreement, aid or endeavor to solicit or induce any of LESSOR’S employees to leave LESSOR in order to accept employment of any kind with any other person or entity, including OCCUPANT.

Page 9 of 12	Lessee Initial / Date LRF	Occupied Initial / Date MT 9/12/18

LESSOR, on behalf of itself and its representatives, agrees that it will not, during the Term of this Agreement and for one (1) year thereafter, for any reason whatsoever, directly or indirectly, individually or on behalf of persons not now parties to this Agreement, aid or endeavor to solicit or induce any of OCCUPANT’S employees to leave OCCUPANT in order to accept employment of any kind with any other person or entity, including LESSOR.

Section 26:   SUBORDINATION OF AGREEMENT

This Agreement shall be subordinate to the provisions of any existing or future agreement between the Airport and the United States government relative to the operation or maintenance of the Airport, the execution of which has been or may be required as a condition precedent to the expenditure of federal funds for the development of the Airport.

Section 27:   TIME OF THE ESSENCE

Time is of the essence with respect to all obligations under this Agreement.

Section 28:   INDEPENDENT CONTRACTOR

Each Party shall be and act hereunder as an independent contractor and not as partner, joint venture or agent of the other.

Page 10 of 12	Lessee Initial / Date LRF	Occupied Initial / Date MT 9/12/18

IN WITNESS WHEREOF: the parties hereto have set their hand the date first written above.

For LESSOR:		For OCCUPANT:

By:	/s/ Lauren Rones-Payne	By:	/s/ Melissa Tomkiel

Print Name:	Lauren Rones-Payne	Print Name:	Melissa Tomkiel

Print Title:	General Manager	Print Title:	General Counsel

Date:	9/17/18	Date:	9/12/18

Page 11 of 12	Lessee Initial / Date LRF	Occupied Initial / Date MT 9/12/18

LEASE AMENDMENT

Blade

FIRST AMENDMENT TO LEASE AGREEMENT

THIS AMENDMENT TO THE LEASE AGREEMENT (the “Amendment”) is made this 23rd day of December 2019, by and between White Plains Aviation Partners, LLC, dba as Million Air (Lessor), whose address for the purposes of this Lease is 136 Tower Road, White Plains, NY 10604 and Blade, Inc. (Tenant).

WITNESSETH:

WHEREAS, the Tenant having previously executed a lease agreement (the “Lease”) pursuant to the terms of which the Tenant has leased lobby/lounge suites in Hangar M.

WHEREAS, the Lessor and Tenant have agreed to make certain modifications to the LEASE:

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, effective January 1, 2020, the parties agree as follows:

Tenant agrees to rent one (1) additional office suite, measuring 90 sq. ft. in the Hangar M, second floor at the market rent of [***] per month. The Term of this addendum lease will be until March 31, 2020.

All other terms of existing lease will remain in effect.

Lauren Rones-Payne
Lessor’s Name

/s/ Lauren Rones-Payne
Lessor’s Signature

1/7/2019
Date

BLADE Urban Air Mobility Inc. – Melissa Tomkiel
Tenant Name

/s/ Melissa Tomkiel
Tenant Signature

1/7/2020
Date

Page 12 of 12	Lessee Initial / Date	Occupied Initial / Date